EXHIBIT 2.1

                            STOCK PURCHASE AGREEMENT

      THIS STOCK PURCHASE AGREEMENT (the "Agreement") is entered into effective the 28th day of December, 1996, by and among THE SAFE SEAL COMPANY, INC. ("Purchaser"), a Texas corporation with its chief executive office at 14900 Woodham Drive, Suite A125, Houston, Texas 77073, GENE MAXON ("Mr. Maxon"), an individual whose address is 3904 E. 64th Place, Tulsa, Oklahoma 74136, KENNETH GROUNDS ("Mr. Grounds"), an individual whose address is 8804 S. 66th E. Avenue, Tulsa, Oklahoma 74133, HUB ASSOCIATES, a California general partnership with its chief executive office at 3 Corporate Plaza, Suite 201, Newport Beach, California 92660 (Mr. Maxon, Mr. Grounds and Hub Associates being sometimes hereinafter referred to collectively as the "Sellers" and individually as a "Seller"), and HARLEY INDUSTRIES, INC. (the "Company"), a California corporation with its chief executive office and principal place of business at 2250 East 73rd Street, Suite 300, Tulsa, Oklahoma 74136. Purchaser, Sellers and the Company are sometimes hereinafter referred to collectively as the "Parties" or individually as a "Party."

                              W I T N E S S E T H :

      WHEREAS, Sellers are the legal and beneficial owners and holders of seven hundred fifty-six thousand four hundred twenty-eight shares (756,428) shares (the "Subject Shares") of the Company, the Subject Shares constituting ninety-six and nine-tenths percent (96.9 %) of the issued and outstanding capital stock of the Company; and

      WHEREAS, Purchaser desires to purchase from Sellers, and Sellers desire to sell to Purchaser, all of the Subject Shares, on the terms and conditions and for the consideration set forth in this Agreement;

      NOW, THEREFORE, for and in consideration of the mutual covenants, agreements, representations and warranties contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and confessed, the Parties hereby agree as follows:

                                    ARTICLE I
                               CERTAIN DEFINITIONS

      As used herein, the following terms shall have the following meanings:

      1.1 ADVERSE CONSEQUENCES. The term "Adverse Consequences" shall mean all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in defense, investigation or settlement, liabilities, obligations, taxes, liens, losses, expenses and fees, including court costs and attorneys fees.

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      1.2 AFFILIATE. The term "Affiliate" of a person shall mean, with respect to that person, a person who directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, or is acting as agent on behalf of, or as an officer or director of, that person. Specifically, and without limiting the definition of the term "Affiliate," the Sellers are all agreed to be Affiliates of one another. As used in the definition of Affiliate, the term "control" (including the terms "controlling," "controlled by," or "under common control with") means the possession, direct or indirect, of the power to direct, cause the direction of, or influence the management and policies of a person, whether through the ownership of voting securities, by contract, through the holding of a position as a partner, director or officer of such person, as a trustee, or otherwise. As used in this Section, the term "person" means an individual, a corporation, a partnership, a limited liability company, an association, a joint stock company, a trust, an incorporated organization, or a government or political subdivision thereof, or any other form of entity.

      1.3 ASSETS. The term "Assets" shall mean all of the assets, other than the Leased Assets, owned or used by the Company in the Business, including without limitation those assets set forth on that certain Schedule of Assets previously delivered to the Purchaser (subject to nonmaterial diminution thereof in the ordinary course of business.

      1.4 BALANCE SHEET. The term "Balance Sheet" shall mean the August 31, 1996 balance sheet of the Company, including the notes thereto, prepared internally from the books and records of the Company, without audit, and included in the Financial Statements attached hereto as SCHEDULE 1.22.

      1.5 BALANCE SHEET DATE. The term "Balance Sheet Date" shall mean August 31, 1996.

      1.6 BANK OF OKLAHOMA DEBT. The term "Bank of Oklahoma Debt" shall mean the indebtedness of the Company to Bank of Oklahoma under the Revolving Credit and Term Loan Agreement dated March 18, 1991, as amended through the Ninth Amendment to Revolving Credit and Term Loan Agreement dated November 1, 1996.

      1.7 BUSINESS. The term "Business" shall mean the current business of the Company of selling, repairing and servicing valves and equipment.

      1.8 CLASS A REPRESENTATIONS. The term "Class A Representations" shall mean those representations and warranties of Sellers set forth in (i) Sections 3.1, 3.2, 3.3, 3.4, 3.5, 3.6, 3.7, 3.18, 3.23, 3.25 and 3.28, (ii) Sections 3.12,
3.13 and 3.14 to the extent, but only to the extent, such sections deal with title issues, and (iii) Section 3.17, except to the extent that such section deals with Environmental, Health & Safety Laws.

      1.9 CLASS B REPRESENTATIONS. The term "Class B Representations" shall mean all of the representations and warranties of Sellers set forth in Article III of this Agreement, other than those which are Class A Representations, Environmental Representations, or Financial Representations.

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      1.10 CLOSING. The term "Closing" shall mean the consummation of the purchase of the Subject Shares on the Closing Date.

      1.11 CLOSING DATE. The term "Closing Date" shall mean the later of (a) January 31, 1997, or (b) the date that all of the conditions set forth in
Article VI are first met or waived, or such other date as may be otherwise provided in this Agreement or otherwise established by agreement of the Parties.

      1.12 CLOSING FINANCIAL STATEMENTS. The term "Closing Financial Statements" shall mean a balance sheet and income statement of the Company prepared internally from the books and records of the Company, without audit, as of the Measurement Date, and attached hereto as SCHEDULE 1.12.

      1.13 CODE. The term "Code" shall mean the Internal Revenue Code of 1986, as amended.

      1.14 EMPLOYEE. The term "Employee" shall mean any employee of the Company who as of the Closing Date is employed or otherwise performs work or provides services in connection with the operation of the Business, including those, if any, on disability, sick leave, layoff or leave of absence, who, in accordance with the Company's applicable policies, would be eligible to return to active status, as set forth on SCHEDULE 3.22 attached hereto.

      1.15 EMPLOYEE BENEFIT PLAN. The term "Employee Benefit Plan" means any (a) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan, (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan), or (d) Employee Welfare Benefit Plan or material fringe benefit plan or program.

      1.16 EMPLOYEE PENSION BENEFIT PLAN. The term "Employee Pension Benefit Plan" has the meaning set forth in ERISA Sec. 3(2).

      1.17 EMPLOYEE WELFARE BENEFIT PLAN. The term "Employee Welfare Benefit Plan" has the meaning set forth In ERISA Sec. 3(l).

      1.18 ENVIRONMENTAL, HEALTH & SAFETY LAWS. The term "Environmental, Health & Safety Laws" shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, the Clean Water Act, the Clean Air Act, the Toxic Substances Control Act, the Hazardous Materials Transportation Act, the Federal Insecticide, Fungicide and Rodenticide Act and the Occupational Safety and Health Act of 1970, each as amended, together with all other laws (including rules and regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments and all agencies thereof concerning pollution or protection of the environment, public health and safety, or employee health and safety, including laws relating to emissions,

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discharges, releases, or threatened releases of any solid, hazardous, industrial, or toxic pollutants, contaminants, substances or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of any solid, hazardous, industrial or toxic pollutants, contaminant, substances or wastes.

      1.19 ENVIRONMENTAL REPRESENTATIONS. The term "Environmental
Representations" shall mean all of the representations and warranties of Sellers set forth in (i) Section 3.30 and (ii) Section 3.17, to the extent that such section deals with Environmental, Health & Safety Laws.

      1.20 ERISA. The term "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

      1.21 FINANCIAL REPRESENTATIONS. The term "Financial Representations" shall mean all of the representations and warranties of Sellers set forth in Section 3.31.

      1.22 FINANCIAL STATEMENTS. The term "Financial Statements" shall mean the August 31, 1996 Financial Statements of the Company attached hereto as SCHEDULE 1.22.

      1.23 HARLEY SUBSIDIARIES. The term "Harley Subsidiaries" shall mean (i) Harley Equipment Company, an Oklahoma corporation, (ii) Harley Industries Inc. S.A. de CV, a corporation organized and existing under the laws of the Republic of Mexico (the "Mexican Subsidiary") and (iii) Valve Repair of South Carolina, Inc.

      1.24 INTELLECTUAL PROPERTY. The term "Intellectual Property" shall mean the following (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto and all patents, patent applications, and patent disclosures together with all reissuance, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith,
(e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals), (f) all computer software (including data and related documentation), (g) all other proprietary rights, and (h) all copies and tangible embodiments hereof (in whatever form or medium).

      1.25 MEASUREMENT DATE. The term "Measurement Date" shall mean October 31, 1996.

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      1.26 ORDINARY COURSE OF BUSINESS. The term "Ordinary Course of Business"
shall mean the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

      1.27 PBGC. The term "PBGC" shall mean the Pension Benefits Guaranty Corporation.

      1.28 PERMITTED BONUS. The term "Permitted Bonus" shall mean the distribution by the Company to its shareholders of bonuses in the aggregate amount not to exceed Six Hundred Twenty Five Thousand and No/100 Dollars ($625,000.00) the proceeds of which will be used to acquire, on or before the Closing Date, the following nonproducing assets: (i) the stock of the Mexican Subsidiary whose sole asset is the property located in San Miguel de Allende, Mexico; (ii) a note receivable owed to the Company by Mr. Maxon in the outstanding principal amount of $150,000; (iii) the investment securities in Industrial Equipment Rentals, Inc. and (iv) two automobiles and a country club membership utilized by Mr. Maxon, all of which as of the Measurement Date had an aggregate net book value which did not exceed Six Hundred Twenty-Five Thousand Dollars ($625,000).

                                   ARTICLE II
                       PURCHASE AND SALE OF SUBJECT SHARES

      2.1 PURCHASE AND SALE OF SUBJECT SHARES. Subject to the terms and conditions set forth in this Agreement, Sellers hereby agree to sell, convey, transfer, assign and deliver to Purchaser, and Purchaser hereby agrees to purchase from Sellers, on the Closing Date, the Subject Shares, free and clear of any restrictions or conditions to transfer or assignment, rights of first refusal, mortgages, liens, pledges, charges, encumbrances, equities, claims, covenants, conditions, restrictions, options or agreements, other than the pledge of the Subject Shares to secure the Bank of Oklahoma Debt.

      2.2 PURCHASE PRICE CONSIDERATION. As consideration for the purchase of the Subject Shares and upon delivery thereof to Purchaser at Closing, Purchaser shall deliver to Sellers the following (the "Purchase Price"):

      (A) in cash or other immediately available funds, the amounts of two million, three hundred thirty four thousand, four hundred seventy three dollars ($2,334,473), payable to Mr. Maxon, three hundred thirty five thousand, two hundred and six dollars ($335,206), payable to Mr. Grounds, and one million, five hundred fifty-six thousand, three hundred and thirteen dollars ($1,556,313), payable to Hub Associates, subject to reduction as set forth in Section 9.2; and

      (B) in cash or other immediately available funds, the amounts of thirty-six thousand, eight hundred eighty-eight dollars ($36,888), payable to Mr. Maxon, five thousand, two hundred and ninety seven dollars ($5,297), payable to Mr. Grounds, and twenty four thousand, five hundred and ninety two dollars ($24,592) payable to Hub Associates, all of which is independent consideration for the execution, delivery and performance of the

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      Agreements Not to Compete to be entered into at Closing between each
      Seller (including the individual partners of Hub Associates) and Purchaser pursuant and ancillary to this Agreement, in the form attached hereto as Exhibit A and incorporated herein by reference; and

      (C) Three (3) Subordinated Promissory Notes (the "Subordinated Notes"), executed by Allwaste, Inc., a Delaware corporation ("Allwaste"), and payable to the order of Purchaser in the original principal amounts of one million, eight hundred forty-four thousand, three hundred and ninety-one dollars ($1,844,391), two hundred sixty-four thousand, eight hundred thirty six dollars ($264,836) and one million two hundred twenty-nine thousand, five hundred ninety-three dollars ($1,229,593), in the form of Subordinated Promissory Note attached hereto as Exhibit B and incorporated herein by reference, to be endorsed and assigned, without recourse, to Mr. Maxon, Mr. Grounds and Hub Associates, respectively, at Closing; and

      (D) The right of Mr. Maxon, Mr. Grounds and Hub Associates each to receive, respectively five hundred fifty two thousand, four hundred and eight dollars ($552,408), seventy nine thousand, three hundred and twenty dollars ($79,320) and three hundred sixty eight thousand, two hundred and seventy-two dollars ($368,272), an aggregate of one million dollars ($1,000,000), in the event that within four years of the Closing the Purchaser becomes a "Public Entity". For purposes of this Agreement the Company shall be deemed to have become a Public Entity if (i) it or any successor shall have closed the offering to the public of any class of equity securities of the Purchaser or such successor pursuant to a registration statement ordered effective under the Securities Act of 1933, as amended, (ii) the Purchaser or any successor shall merge or consolidate with, or sell all or substantially all of its assets to, (x) any entity which has a class of equity securities registered under the Securities Act of 1934, as amended (the "Exchange Act"), (y) an Affiliate of any such entity with such a class equity securities registered under the Exchange Act, or (z) Allwaste or any Affiliate thereof or (iii) 80% or more of the issued and outstanding voting securities of the Purchaser or any successor to the Purchaser otherwise becomes owned, directly or indirectly, by an entity which has a class of equity securities registered under the Exchange Act.

      2.3 TAXES OF SELLERS. Sellers shall pay all income or other taxes arising out of the transfer of the Subject Shares, or receipt of payments for the Subject Shares, or any consideration delivered in connection with the purchase of the Subject Shares, or as independent consideration for the Agreements Not to Compete payable as contemplated in Section 2.2 hereof. Neither Purchaser nor the Company shall be responsible for any business, occupation, income, withholding or similar tax, or any taxes of any kind, of the Sellers.

      2.4 ADJUSTMENT OF PURCHASE PRICE. The Company shall as soon as possible prepare final unaudited financial statements of the Company, dated as of the Measurement Date. Such unaudited financial statements shall be prepared in accordance with generally accepted accounting principles, consistently applied, and in a manner consistent with the Company's historical accounting policies

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with respect to audited financial statements (including the materiality threshold previously used by the Company's independent public accountants in calculating the Company's net worth). At such time as unaudited financial statements have been delivered, the Purchase Price shall automatically be reduced without further action by the Parties by an aggregate amount (the "Initial Deficiency Amount") equal to the amount, if any, by which four million two hundred fifty thousand dollars ($4,250,000) exceeds the Company's Stockholders' Equity as of the Measurement Date, as set forth in such unaudited financial statements, after reducing such Stockholders' Equity to give effect to the Permitted Bonus.

                                   ARTICLE III
                    REPRESENTATIONS AND WARRANTIES OF SELLERS

      Sellers hereby represent and warrant, jointly and severally, to Purchaser that:

      3.1 ORGANIZATION. The Company is a corporation duly organized, validly existing and in good standing, under the laws of the State of California, has all necessary corporate powers to own its properties and to operate the Business as now owned and operated by it, and is qualified to do business in all of the states in which the Assets or any Leased Assets are located or the nature and operation of the Business require such qualification. Sellers shall deliver at Closing certificates (i) issued by the California Secretary of State evidencing the Company's existence and good standing in such state, and (ii) evidencing the Company's good standing and authority to do business in all other states in which the Company is required to qualify to do business. Hub Associates (i) is a general partnership duly organized and validly existing under the laws of the State of California, (ii) has all necessary powers to own its properties and to carry on its business as now owned and operated by it, (iii) is qualified to do business in all states in which the nature of its business and the operation thereof requires such qualification, and (iv) consists solely of the following general partners: Martin G. Hubbard and Michael E. Rakestraw.

      3.2 AUTHORITY. Each Seller has the full right, power, legal capacity and authority to execute, deliver and perform his or its obligations under this Agreement. The execution, delivery and performance of this Agreement by Hub Associates has been duly authorized and approved by both of its partners, which constitutes all of the necessary partnership action for Hub Associates to consummate the transactions contemplated by this Agreement and to perform its obligations hereunder.

      3.3 CONSENTS AND APPROVALS; NO BREACH OR DEFAULT. Except for the consents required from the Bank of Oklahoma with respect to the Bank of Oklahoma Debt, and as set forth on SCHEDULE 3.3(A), no consent, approval or authorization of, or filing or registration with, any governmental or regulatory authority, or any other person or entity, is required to be made or obtained by any Seller or by the Company or any Harley Subsidiary in connection with the execution, delivery or performance of this Agreement, or the consummation by Sellers of the transactions contemplated hereby (except that no representation or warranty is made with respect to the Mexican Subsidiary). Except as set forth on SCHEDULE 3.3(B), neither the execution and

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delivery of this Agreement by Sellers, nor the consummation of the transactions contemplated herein by Sellers, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency or court to which any Seller, the Company or any Harley Subsidiary is subject (except that no representation or warranty is made with respect to the Mexican Subsidiary), or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any agreement, contract, lease, license, instrument, promissory note, conditional sales contract, partnership agreement or other arrangement to which any Seller or the Company is a party or by which he or it is bound or to which any of his or its assets are subject, or (C) conflict with or violate the Articles of Incorporation, Bylaws or other charter document of the Company.

      3.4 VALID AND BINDING OBLIGATION. Upon execution and delivery, this Agreement and each document, instrument or agreement to be executed by Sellers, or any of them, in connection herewith, will constitute the legal, valid, and binding obligation of each Seller which is a party thereto, enforceable against each such Seller in accordance with its terms, except as same may be limited by applicable bankruptcy laws, insolvency laws, and other similar laws affecting the rights of creditors generally.

      3.5 CAPITAL. The authorized capital stock of the Company consists of (i) three million (3,000,000) shares of common stock, $0.01 par value per share, of which seven hundred eighty thousand, four hundred twenty-eight (780,428) shares are issued and outstanding, and (ii) one million nine hundred fifty thousand shares (1,950,000) shares of preferred stock, none of which is issued or outstanding. Four hundred seventeen thousand eight hundred fifty-seven (417,857) Subject Shares are owned by Mr. Maxon, two hundred seventy-eight thousand five hundred seventy-one (278,571) Subject Shares are owned by Hub Associates, and sixty thousand (60,000) Subject Shares are owned by Mr. Grounds. All of the Company's outstanding capital stock, including the Subject Shares, is duly and validly authorized and issued, fully paid and nonassessable, and none of such capital stock has been issued in violation of the rights of any stockholder of the Company. The only outstanding subscriptions, options, rights, warrants, convertible securities, conversion rights, exchange rights or other agreements or commitments which obligate the Company to issue or transfer from treasury additional shares of the Company's common stock are set forth in SCHEDULE 3.5. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Company or its capital stock. There are no voting rights, voting agreements, proxies or other agreements or understandings with respect to the voting of any capital stock of the Company. The Subject Shares represent ninety-six and nine-tenths percent (96.9%) of the issued and outstanding capital stock of the Company, and represent all of the outstanding capital stock of the Company other than the twenty-four thousand (24,000) shares owned by Kirk Nellis.

      3.6 TITLE TO SUBJECT SHARES. The Sellers have, and shall deliver to Purchaser on the Closing Date, good, indefeasible and marketable title to the Subject Shares, free and clear of restrictions or conditions to transfer or assignment, rights of first refusal, mortgages, liens, pledges,

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charges, encumbrances, equities, claims, covenants, conditions, restrictions, options or agreements, other than the security interests securing payment of the Bank of Oklahoma Debt.

      3.7 TITLE TO ASSETS. Except for the security interests securing payment of the Bank of Oklahoma Debt and as set forth on SCHEDULE 3.7, the Company has good and defensible title to the Assets, free and clear of restrictions or conditions to transfer or assignment, or mortgages, liens, pledges, charges, encumbrances, equities, claims, easements, rights-of-way, covenants, conditions or restrictions, except for items which do not materially interfere with or restrict the use of the Assets as presently utilized.

      3.8 POSSESSION OF ASSETS; LEASED ASSETS. The Company is in possession of all of the Assets and all of the assets leased to it from others. Au assets leased to the Company from others, whether real, personal or mixed, are described in Schedule 3.8 and 1.3 or SCHEDULE 3.17(B) attached hereto (the "Leased Assets"). The Assets listed in the schedule referenced in Section 1.3, and the Leased Assets constitute all of the material assets, whether real or personal property or mixed, tangible or intangible, that are owned or used in the Business by the Company. The Company does not own legal or equitable title to any material assets or interests in assets except the Assets and the Leased Assets. Sellers shall deliver to Purchaser on the Closing Date, possession of and/or control or dominion over all of the Assets and Leased Assets, including without limitation all of the Company's cash, accounts receivable, property, plant and equipment, other personal property, contract rights and general intangibles, customer and supplier lists, and assumed and trade names. Solely for purposes of this Section 3.8, the term "material assets" shall refer to assets having a net book value individually greater than $10,000, or collectively greater than $150,000.

      3.9 CONDITION. Except as expressly set forth on SCHEDULE 3.9, all of the Assets and Leased Assets are in adequate condition and repair for their intended use, except for such Assets which are out of service in the ordinary course of business the aggregate value of which does not exceed $20,000.

      3.10 CONTRACTS AND LEASES. All material contracts, leases and agreements, written or oral, to which the Company is a party or by which the Company or its assets may be bound (collectively, the "Contracts") are set forth in SCHEDULE
3.10. Except as set forth on SCHEDULE 3.10, all of the Contracts are in full force and effect, and to the knowledge of Sellers after due inquiry are valid, and there has not been any default by the Company, or to the knowledge of Sellers after due inquiry by any third party to any of said Contracts, or any event, fact or circumstance which with notice or lapse of time or both, would constitute a default by the Company, or to the knowledge of Sellers after due inquiry by any other party to any of the Contracts. Neither the Company nor any of the Sellers has received notice or has actual knowledge that any party to any of the Contracts intends to cancel or terminate any of the Contracts or exercise or not exercise any options that such party might have under any of the Contracts. Solely for purposes of this Section 3.10, the term "material contracts" shall refer to contracts under which the Company is obligated to perform in any calendar year, obligations greater than $10,000 greater than $150,000 in the aggregate.


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      3.11 OTHER CONTRACTS. Except as set forth in SCHEDULE 3.11, attached hereto, the Company is not a party to, nor is any of its property bound by, any distributor's or manufacturer's representative or agency agreement, any output or requirements agreement, any agreement not entered into in the Ordinary Course of Business, or any agreement requiring the performance of any obligation for a period of time extending beyond one (1) year from the date hereof or calling for consideration of more than $5,000 per agreement or $50,000 in the aggregate. Except as set forth on SCHEDULE 3.11, the Company is not a party to, nor is any of its property bound by, any agreement which is materially adverse to the businesses, properties or financial condition of the Company. Except as set forth in SCHEDULE 3.11, neither the Company nor any Harley Subsidiary is a party to any agreement which: (i) prohibits it from engaging in the business that it currently conducts, or upon consummation of the transactions contemplated herein, will prohibit it from engaging in any type of business, or (ii) will, upon consummation of the transactions contemplated herein, prohibit Purchaser from engaging in any type of business.

      3.12 EQUIPMENT. Except for the security interests securing payment of the Bank of Oklahoma Debt, all of the equipment owned by the Company (collectively, the "Equipment") is owned free and clear of any lien, security, claim or encumbrance, and none of the Equipment is held under any security agreement, conditional sales contract, or other title retention or security arrangement or is located other than in the possession of the Company. The Equipment is in adequate operating condition for its intended use.

      3.13 ACCOUNTS RECEIVABLE. All of the accounts receivable of the Company as set forth in the books and records of the Company (collectively, the "Accounts"), and all papers and documents relating thereto, are genuine and in all respects what they purport to be, and each such Account is valid and subsisting and arises out of a bona fide sale or lease of goods sold or leased and delivered to, or out of and for services theretofore actually rendered by the Company to, the account debtor named in such Account. The amount of each Account represented as owing as of the date indicated is the correct amount actually and unconditionally owing as of the date indicated, except for normal cash discounts, and is not subject to any set-offs, credits, disputes, defenses, deductions or countercharges, except those arising in the Ordinary Course of Business which do not exceed $10,000 individually nor $150,000 in the aggregate. Except for the security interests securing payment of the Bank of Oklahoma Debt, the Company is the owner of each such Account free and clear of any charges, liens, security interests, adverse claims, and encumbrances of any and every nature whatsoever.

      3.14 INVENTORIES. The inventories of raw materials, work in process and finished goods (collectively called "Inventories") shown on the Closing Financial Statements as of the Measurement Date, consist of items of a quality and quantity useable and saleable in the Ordinary Course of Business by the Company, except for obsolete and slow moving items and items below standard quality, all of which have been written down on the books of the Company to estimated net realizable value or have been provided for by adequate reserves based upon the advice of the Company's independent accountants. Au items included in the Inventories are the property of the Company and in its possession, except for sales made in the Ordinary Course of Business since the

Measurement Date; for each of these sales either Purchaser has made full payment (subject to customary discounts, allowances and carrying charges) or Purchaser's liability to make payment is reflected in the books of the Company. Except for the security interests securing payment of the Bank of Oklahoma Debt, no items included in the Inventories have been pledged as collateral or are held on consignment from others. The Inventories shown on the Financial Statements and on the Closing Financial Statements are based on quantities determined by physical count or measurement, taken within the preceding twelve (12) months, and are valued at the lower of cost (determined on a first-in, first-out basis) or market value and on a basis consistent with that of prior years.

      3.15 LICENSES. All licenses owned by the Company or in which the Company has any rights, licenses or sublicenses (collectively, the "Licenses"), together with a brief description of each, are set forth on SCHEDULE 3.15. The Company has not infringed, and is not now infringing, on any license belonging to any other person or other entity. The Company owns and holds adequate licenses necessary for the Business as now conducted by it, and neither the Company nor any seller has received any claim nor has actual knowledge that such use conflicts with, infringes on or otherwise violates any rights. of others. The sale of the Subject Shares contemplated herein will not result in the termination of any License.

      3.16 INTELLECTUAL PROPERTY. Except for the rights of the Company to use the names of various manufacturers under its distributorship agreements, the Company does not own any Intellectual Property, nor require any Intellectual Property to permit the Company to conduct the Business in the manner in which it is currently conducted without any infringement or conflict with the rights of others. No adverse claims have been asserted against the Sellers, the Company or the Business with respect to infringement upon or conflict with the Intellectual Property rights of others.

      3.17 REAL PROPERTY; LEASED REAL PROPERTY. Except as set forth in SCHEDULE 3.17(A) with respect to real property owned by the Company, and SCHEDULE 3.17(B) with respect to real property leased by the Company (collectively, the "Real Property"), the Company neither owns nor leases any real property or improvements or interests therein. Neither the Company nor Sellers have received any notice, nor does any of them have actual knowledge of any change contemplated in any applicable laws, ordinances or restrictions, or any judicial or administrative action, or any action by adjacent landowners, or natural or artificial conditions upon the Real Property, which would have a material adverse effect upon the Business, the Assets, or the Leased Assets. There is no zoning, deed restriction, land use provision or restriction, or other material adverse fact or condition of any kind or character whatsoever, which adversely affects the continued use of the Real Property in the manner in which it is currently used. Except for the facility in Beaumont, Texas, a portion of which is subleased to the Texas Department of Corrections for use as a storage facility, there are no parties in possession of any portion of the Real Property as lessees, tenants at will or at sufferance, trespassers or otherwise, other than the Company. The improvements included within the Real Property (the "Improvements") and any renovations thereof have been, or by Closing will be, substantially completed and installed in compliance with all applicable laws and in a good and workmanlike manner, and the Company has not received any notice, and none of the Sellers has actual knowledge, of any structural defects. The heating, electrical, plumbing and other building equipment, as of the Closing, was adequate in quantity and quality for normal operations of the Business, as presently conducted. To the knowledge of Sellers, all utilities required for the operation of the Improvements enter the Real Property through adjoining public streets or, if they pass through an adjoining private tract, do so in accordance with valid public easements or private easements which inure to the benefit of and are enforceable by the Company. To the knowledge of the Sellers, the Real Property has full and free access to and from public streets and roads and Sellers have no knowledge of any fact or condition which would result in the termination of such access. To the knowledge of the Sellers, the Improvements do not encroach upon any adjacent real property nor any easements or building set-back lines to which the Real Property is subject, and no improvements upon adjacent real property encroach upon the Real Property. There is no pending condemnation or similar proceeding affecting the Real Property or any portion thereof, and neither the Company nor the Sellers has received any notice, and none of them has actual knowledge, that any such action is presently contemplated.

      3.18 Subsidiaries. Each of the Harley Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Neither Harley Subsidiary has conducted any business or operations. Neither Harley Subsidiary has violated any federal, state or local ordinance, statute, law, rule or regulation applicable to it. All of the issued and outstanding capital stock of each Harley Subsidiary is duly and validly authorized d issued, fully paid and nonassessable, and the Company owns good, indefeasible and marketable title to all of such capital stock, free and clear of restrictions or conditions to transfer or assignment, rights of first refusal, mortgages, liens, pledges, charges, encumbrances, equities, claims, covenants, conditions, restrictions, options or agreements. There are no outstanding subscriptions, options, rights, warrants, convertible securities, conversion rights, exchange rights or other agreements or commitments which obligate any Harley Subsidiary to issue or transfer from treasury additional shares of such Harley Subsidiary's capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to any Harley Subsidiary or the capital stock of any of the Harley Subsidiaries. There are no voting trusts, voting agreements, proxies or other agreements or understandings with respect to any capital stock of any Harley Subsidiary. As of the Balance Sheet Date and through the Closing Date, neither of the Harley Subsidiaries will have any assets or liabilities or conduct any business, nor be or become a party to any contract, lease, instrument or agreement. Neither the Company nor Purchaser will maintain or incur any debt, liability, obligation or commitment of any nature, whether accrued, absolute, contingent or otherwise, by, through or under either of the Harley Subsidiaries, arising out of any event, fact, or circumstance, or any action taken or not taken, prior to Closing. Except for the Harley Subsidiaries, the Company does not own, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, business, trust, or other entity.

      3.19 INSURANCE. Attached hereto as SCHEDULE 3.19 is a true, complete and accurate list of all insurance policies maintained by the Company, and the Company has maintained uninterrupted insurance coverage of such types and in such amounts for a period of at least four (4)years prior to Closing.

      3.20 BANKING. The names and addresses of all banks or other financial institutions in which the Company has an account, deposit or safe deposit box, with the account numbers and other descriptions and names of all persons authorized to draw on these accounts or deposits or access to these boxes, are set forth on SCHEDULE 3.20 attached hereto.

      3.21 POWERS OF ATTORNEY. No person or other entity holds a general or special power of attorney from the Company or any of the Harley Subsidiaries.

      3.22 PERSONNEL. Attached hereto as SCHEDULE 3.22 is a list of the names, addresses, hire dates, dates of birth and annual salaries of all Employees of the Company as of November 4, 1996. Also set forth on SCHEDULE 3.22 is a list of those Employees who are not actively working in the Business and the reasons therefor. The Harley Subsidiaries do not have any employees.

      3.23  EMPLOYEE BENEFITS.

      (A) SCHEDULE 3.23 is a true, correct and complete list of each Employee Benefit Plan that the Company, or any Harley Subsidiary, maintains, or to which any of them contribute.

            (i) Each such Employee Benefit Plan (and each related trust, insurance contract, or fund) complies in form and in operation in all respects with the applicable requirements of ERISA, the Code, and other applicable laws.

            (ii) All required reports and descriptions (including Form 5500 Annual Reports, Summary Annual Reports, PBGC-l's, and Summary Plan Descriptions) have been filed or distributed appropriately with respect to each such Employee Benefit Plan. The requirements of Part 6 of Subtitle B of Title I of ERISA and of Code Sec. 4980B have been met with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan.

            (iii) All contributions (including all employer contributions and employee salary reduction contributions) which are due have been paid to each such Employee Benefit Plan which is an Employee Pension Benefit Plan and all contributions for any period ending on or before the Closing Date which are not yet due have been paid to each such Employee or accrued in accordance with the past custom and practice of the Company and the Harley Subsidiaries. All premiums or other payments for all periods ending on or before the Closing Date have been and will be paid with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan.

            (iv) Each such Employee Benefit Plan which is an Employee Pension Benefit Plan meets the requirements of a "qualified plan" under Code Sec. 401(a) and has received, within the last two years, a favorable determination letter from the Internal Revenue Service.

            (v) The market value of assets under each such Employee Benefit Plan which is an Employee Pension Benefit Plan (other than any Multiemployer
      Plan) equals or exceeds the present value of all vested and nonvested liabilities thereunder determined in accordance with PBGC methods, factors, and assumptions applicable to an Employee Pension Benefit Plan terminating on the date for determination.

            (vi) The Sellers have delivered to Purchaser correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the most recent Form 5500 Annual Report, and all related trust agreements, insurance contracts, and other funding agreements which implement each such Employee Benefit Plan.

      (B) With respect to each Employee Benefit Plan that the Company or any Harley Subsidiary maintains or ever has maintained or to which any of them contributes, ever has contributed, or ever has been required to contribute:

            (i) No such Employee Benefit Plan which is an Employee Pension Benefit Plan (other than any Multi-Employer Plan) has been completely or partially terminated or been the subject of a reportable event as to which notices would be required to be filed with the PBGC. No proceeding by the PBGC to terminate any such Employee Pension Benefit Plan (other than any Multi-employer Plan) has been instituted or threatened.

            (ii) There have been no prohibited transactions with respect to any such Employee Benefit Plan. No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending, or, to the best of any Seller's knowledge, threatened. None of the Sellers has any knowledge of any basis for any such action, suit, proceeding, hearing, or investigation.

            (iii) Neither the Company nor any of the Harley Subsidiaries has incurred, and none of the Sellers expect that the Company or any Harley Subsidiary will incur, any Liability to the PBGC (other than PBGC premium payments) or otherwise under Title IV or ERISA (including any withdrawal liability) or under the Code with respect to any such Employee Benefit Plan which is an Employee Pension Benefit Plan.

      (C) Neither the Company nor any Harley Subsidiary contributes to, ever has contributed to, or ever has been required to contribute to, any Multiemployer Plan or has any liability (including withdrawal liability) under any Multiemployer Plan.

      (D) Except as set forth on SCHEDULE 3.23, neither the Company nor any Harley Subsidiary maintains or has ever maintained or contributes, has ever contributed, or ever has been required to contribute to any Employee Welfare Benefit Plan providing medical, health, or life insurance or other welfare-type benefits for retired or terminated employees, their spouses, or their dependents (other than in accordance with Code Sec. 4980B).

      3.24 EMPLOYMENT AGREEMENTS. Except as set forth on SCHEDULE 3.24, the Company is not a party to any employment agreements, consulting agreements, agreements providing for director or officer indemnification or other agreements or arrangements providing for employee or other remuneration or benefits (other than the Plans). Each Employee is terminable in accordance with the terms and provisions of the Company's Employee Handbook, revised as of March 1989. Except as set forth on SCHEDULE 3.24, no Employees are represented by any labor organization, and, as of the date hereof, no labor organization or group of Employees has made a written demand to the Company for recognition, or filed a petition with the National Labor Relations Board, or announced its intention to hold an election of a collective bargaining representative. There is no pending, or to the best knowledge and reasonable belief of Sellers threatened, labor dispute, strike or work stoppage affecting or potentially affecting the Business.

      3.25 NO SEVERANCE PAYMENTS. Except for the potential bonus payment to Joe Cheatham described in the Schedules hereto, the Company will not owe a severance payment or similar obligation to any of its employees, officers, or directors, as a result of the transactions contemplated by this Agreement, nor will any of such persons be entitled to an increase in severance payments or other benefits as a result of the transactions contemplated hereby, nor in the event of the subsequent termination of their employment.

      3.26 LIABILITIES. The Company does not have, and as of the Closing Date will not have, any liabilities, obligations or commitments of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due (herein "Liabilities"), except (i) Liabilities which are adequately disclosed or accrued against in the Financial Statements, (ii) Liabilities which have been incurred in the Ordinary Course of Business and in accordance with standard, customary and historical practices and experiences of the Company, and
(iii) Liabilities expressly set forth, as to the nature and amount thereof, on
SCHEDULE 3.26. Neither of the Harley Subsidiaries has any Liabilities. In no event shall the Company, either Harley Subsidiary or Purchaser be liable for (or have paid any) legal, accounting or other costs or expenses incurred by the Company or any Seller in connection with the transfer of the Subject Shares, or any of the transactions contemplated in this Agreement, except for (i) the reasonable invoices of the Company's independent accountants in connection with preparation the audit in contemplation of the transactions described in this Agreement or (ii) as expressly set forth in a written instrument executed by Sellers and Purchaser.

      3.27 LITIGATION. Except as set forth on SCHEDULE 3.27, there is no suit, action, arbitration or legal, administrative or other proceeding or governmental investigation pending, and neither the Company nor any Seller has received any written or oral notice that any is threatened, against or affecting the Company, its Affiliates, the Assets, the Leased Assets or the Business.

      3.28  TAX MATTERS.

      (A) The Company and the Harley Subsidiaries have filed all tax returns that they were required to file, and all such tax returns were correct and complete in all respects. All taxes owed by the Company or either of the Harley Subsidiaries (whether or not shown on any tax return) have been paid. Neither the Company nor any Harley Subsidiary is the beneficiary of any extension of time within which to file any tax return. No claim has ever been made by an authority in a jurisdiction where any of the Company or any Harley Subsidiary does not file tax returns, that the Company or any Harley Subsidiary is or may be subject to taxation by that jurisdiction. There are no security interests on any of the assets of the Company or any Harley Subsidiary that arose in connection with any failure (or alleged failure) to pay any tax.

      (B) Each of the Company and the Harley Subsidiaries has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

      (C) No Seller or director or officer (or employee responsible for tax matters) of the Company or any Harley Subsidiary expects any authority to assess any additional taxes for any period for which tax returns have been filed. Except as set forth on SCHEDULE 3.28, there is no dispute or claim concerning any tax liability of the Company or any Harley Subsidiary either (i) claimed or raised by any authority in writing or (ii) as to which any of the Sellers or the directors and officers (and employees responsible for tax matters) of the Company or the Harley Subsidiaries has knowledge based upon personal contact with any agent of such authority. SCHEDULE 3.28 lists all federal, state, local, and foreign income tax returns filed with respect to the Company or the Harley Subsidiaries for taxable periods ended on or after October 31, 1989, indicates those tax returns that have been audited, and indicates those tax returns that currently are the subject of audit. The Sellers have delivered to Purchaser correct and complete copies of all federal income tax returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company or any Harley Subsidiary since October 31, 1989.

      (D) Neither the Company nor any Harley Subsidiary has waived any statute of limitations in respect of taxes or a reed to any extension of time with respect to a tax assessment or deficiency.

      3.29 COMPLIANCE WITH LAWS. The Company has complied with, and is not in violation of, applicable federal, state or local ordinances, statutes, laws, rules, restrictions and regulations (excluding Environmental, Health & Safety
Laws) that will result, or are likely to result, directly or indirectly, in Adverse Consequences to the Business, the Assets, the Leased Assets, or the customers, suppliers or financial prospects of the Company. There are not any uncured violations of federal, state or local laws, ordinances, statutes, orders, rules, restrictions, regulations or requirements (excluding Environmental, Health & Safety Laws) affecting any portion of the Business, the Real Property, the Assets or the Leased Assets, and neither any of the Assets, the Leased Assets or the Real Property, nor the operation thereof nor the conduct of the Business, violates any applicable federal, state or municipal laws, ordinances, orders, regulations or requirements (excluding Environmental, Health & Safety Laws).

      3.30 ENVIRONMENTAL, HEALTH & SAFETY LAWS. Except as described on SCHEDULE
3.30 (i) neither the ownership nor the operation of the Business or any Assets or Leased Assets has violated or violates any Environmental, Health & Safety Laws, (ii) neither the Real Property, nor any real property previously owned or occupied by the Company or any of the Harley Subsidiaries, nor to the knowledge of the Sellers any property adjacent to any of the foregoing, has been used for the use, manufacture, storage, treatment, generation, transportation, processing, handling or disposal of any solid, hazardous, industrial or toxic pollutant, contaminant, substance or waste in violation of any Environmental, Health & Safety Laws, (iii) neither the Company, nor any of the Harley Subsidiaries, nor any of the Sellers has received nor has knowledge of any notice of or any threat of any claim, suit, proceeding, inquiry, investigation, citation, notice, violation, consent order or judicial or administrative action arising out of or based upon any Environmental, Health & Safety Laws, (iv) no solid, hazardous, industrial or toxic pollutant, contaminant, substance or waste has been disposed of, spilled onto, discharged or released as those terms are defined in the Environmental, Health and Safety Laws occurred on or within the Real Property or, to the best of Sellers' knowledge, any property adjacent thereto, nor any real property previously owned or occupied by the Company or any of the Harley Subsidiaries, (v) no underground storage tanks, above ground storage tanks, solid or hazardous waste management units, wells, underground injection systems, landfills, lagoons, settling ponds or any other impoundment used to treat, store or dispose of any solid, hazardous or toxic substances, pollutants, contaminants or wastes regulated by the Environmental Health & Safety Laws have ever been placed on the Real Property, and if any underground storage tanks are disclosed in SCHEDULE 3.30, none of such tanks are leaking,
(vi) neither the Company, nor any of the Harley subsidiaries, nor any of the Sellers have received notice of any past, present or future event, condition, circumstance, activity, practice, incident or action or plan which may interfere with or prevent compliance or continued compliance with the Environmental, Health and Safety Laws or which may give rise to any common laws or legal liability, or otherwise form the basis of any claim action, demand, lawsuit, proceeding, hearing, study or investigation, based on, related to, or alleging any violation of the Environmental Health & Safety Laws and (vii) all wastes generated by the Company have been treated and/or disposed of at appropriately licensed recycling, reclamation, reuse, or treatment, storage and disposal facilities. There is no environmental condition relating to any of the Assets, the Leased Assets or the Business that may reasonably be expected to have a materially adverse effect on any of the Assets, the Leased Assets or the Business or the value thereof. The Company has all permits, licenses, franchises, operating authorities and other authorizations or documented exemptions or variances thereto necessary to the conduct of the Business in the manner and in the areas in which the Business is presently conducted, the Company is in full compliance with all the terms and conditions thereof and all such permits, licenses, franchises, and authorizations are valid and in full force and effect. The Company has not engaged in any activity which could cause the revocation or suspension of any such permits, licenses, franchises, or other authorizations, and no actions or proceedings looking to or contemplating revocation or suspension of any thereof are pending or, to the best knowledge and reasonable belief of Sellers, threatened.

      3.31 FINANCIAL STATEMENTS. The Financial Statements (i) are true, complete, and correct in all material respects, (ii) fairly and accurately present the financial position of the Company as of the periods described therein, and the results of the operations of the Company for the periods indicated, and (iii) have been prepared in accordance with generally accepted accounting principles, consistently applied (except for certain footnote disclosures normally required by GAAP, the omission of which, in the good faith opinion of Sellers, will not cause the Financial Statements to be misleading). The Closing Financial Statements (i) are true, complete, and correct in all material respects, (ii) fairly and accurately present the financial position of the Company as of the periods described therein, and the results of the operations of the Company for the periods indicated, (iii) have been prepared in accordance with generally accepted accounting principles, consistently applied (except for certain footnote disclosures normally required by GAAP, the omission of which, in the good faith opinion of Sellers, will not cause the Closing Financial Statements to be materially misleading), and (iv) reflect all necessary eliminating entries and normal adjustments (including without limitation year-end adjustments). After due inquiry of the Company's management, Sellers know of no adjustments that will be required by the Company's independent public accountants in order for such accountants to render an unqualified report on the Company's financial statements.

      3.32 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in SCHEDULE 3.32, since the Balance Sheet Date, there has been no:

            (A) material adverse change in the financial condition, liabilities, assets, business or prospects of the Company;

            (B) loss, destruction or damage to any property of the Company, whether or not insured, exceeding $150,000 in net book value in the aggregate;

            (C) material contract, commitment or obligation entered into or incurred by the Company outside the Ordinary Course of Business;

            (D) labor trouble, pending or threatened, involving the Company, or change in the personnel of the Company or the terms or conditions of their employment, other than changes in personnel of the Company below the level of manager and occurring in the Ordinary Course of Business; or

            (E) other event or condition of any character that has or might reasonably be expected to have an adverse effect on the financial condition, business, assets, liabilities or prospects of the Company.

      3.33 CUSTOMERS. SCHEDULE 3.33 to this Agreement is a correct and current list of all customers of the Company and/or the Harley Subsidiaries, together with summaries of the sales made to each customer during the most recent fiscal year and the immediately preceding fiscal year by each such entity. Except as indicated in SCHEDULE 3.33, Sellers do not have any information, nor are they aware of any facts, indicating that any of these customers intend to cease doing business with the Company or the Harley Subsidiaries, or to materially alter the volume or terms of such business.

      3.34 INTERESTS IN CUSTOMERS, SUPPLIERS AND COMPETITORS. None of the Sellers, and no shareholder, officer, director or manager (nor any former shareholder, officer, director or manager) of the Company, nor to the best knowledge and reasonable belief of Sellers any relative of any of them, has any direct or indirect interest in any supplier or customer of the Company, or any person or other entity who has done business with the Company in the twenty-four
(24) months preceding the Closing.

      3.35 CORPORATE DOCUMENTS. Sellers have furnished to Purchaser for its examination (i) true and correct copies of the certificates or articles of incorporation and bylaws of the Company and of each Harley Subsidiary, as amended to date; (ii) true and correct copies of the contents of the minute books of the Company and of each Harley Subsidiary (including proceedings of audit and other committees), each of which contains all records for all proceedings, consents, actions and meetings of the shareholders, board of directors and committees, of each of them since their respective dates of incorporation.

      3.36 ADVERSE INFORMATION. After due inquiry of Company management, none of the Sellers has any information or knowledge of any change contemplated in any applicable laws, ordinances or restrictions, or any judicial or administrative action, or any event, fact or circumstance which will, or could be reasonably expected to, have a material adverse effect on the Company or its condition, financial or otherwise, the Assets, the Leased Assets or the condition, value or operation thereof.

      3.37 DISCLOSURE. Sellers have provided to Purchaser actual copies of all Contracts, documents concerning all litigation and administrative proceedings, employee benefit plans, licenses, insurance policies, lists of suppliers, customers, and Employees, and corporate and partnership records relating to the Company and/or the Harley Subsidiaries or their assets and liabilities or the Business, and such information covers all material commitments and liabilities of the Company. In addition, (i) Purchaser has been fully informed with respect to all material developments in the business of the Company since the Balance Sheet Date, (ii) management of the Company has not made any material commitments nor taken any material actions of which Purchaser has not been advised, and
(iii) Purchaser and its agents have been granted unlimited access to the books and records of the Company (whether retained electronically, on discs or on paper).

      3.38 FULL DISCLOSURE. This Agreement, the schedules and exhibits hereto, and all other documents and written information furnished by the Sellers, the Company, or their Affiliates on behalf of Sellers, the Company or their respective Affiliates, to Purchaser or its representatives pursuant hereto or in connection herewith, are true, complete and correct in all material respects, and do not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements made herein and therein not misleading. After due inquiry of management of the Company, Sellers are not aware of any presently existing facts or circumstances relating to the

Business or the assets, liabilities, prospects, operations or financial condition of the Company which materially and adversely affects, or in the reasonable judgment of Sellers is likely to materially and adversely affect, the Business, the Company, or the assets, liabilities, prospects, operations or financial condition thereof, or the ability of the Sellers to perform this Agreement or the obligations of any Seller hereunder.

      All of the representations and warranties of Sellers contained in this Agreement shall be true, complete and correct as of the date of this Agreement and shall be deemed to have been made again at and as of the Closing Date, and then shall be true, complete and correct in all respects, and shall survive the Closing and the execution and delivery of all documents, instruments and agreements executed in connection therewith. To the extent that a factual situation is set forth as a disclosure item on such schedule and such factual situation may under the express terms of this Agreement require disclosure on another schedule under this Agreement, such factual situation shall be deemed to have been disclosed on such other schedule to the extent that the factual description would be sufficient to apprize the reader of the relevant facts which would otherwise be required to be set forth on such other schedule.

                                   ARTICLE IV
                   PURCHASER'S REPRESENTATIONS AND WARRANTIES

            Purchaser represents and warrants that:

      4.1 ORGANIZATION. Purchaser is a corporation duly organized, validly existing, and in good standing under the laws of the state of Texas, and has all necessary corporate powers to own its properties and to carry on its business as now owned and operated by it.

      4.2 AUTHORITY. Purchaser has the right, power, legal capacity, and authority to execute, deliver and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement by Purchaser has been duly authorized by Purchaser's Board of Directors, which constitutes all of the necessary corporate action for Purchaser to consummate the transactions contemplated by this Agreement and to perform its obligations hereunder.

      4.3 CONSENTS AND APPROVALS. Except as set forth on SCHEDULE 4.3, no consent, approval or authorization of, or filing or registration with, any governmental or regulatory authority, or any other person or entity, is required to be made or obtained by Purchaser in connection with the execution, delivery or performance of this Agreement or the consummation by Purchaser of the transactions contemplated hereby.

      4.4 VALID AND BINDING OBLIGATIONS. Upon execution and delivery, this Agreement and each document, instrument or agreement to be executed by Purchaser in connection herewith will constitute the legal, valid, and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as same may be limited by bankruptcy laws, insolvency laws, and other similar laws affecting the rights of creditors generally.

      All of the representations and warranties of Purchaser contained in this Agreement shall be true, complete and correct as of the date of this Agreement and shall be deemed to have been made again at and as of the Closing Date, and then shall be true, complete and correct in all respects, and shall survive the Closing and the execution and delivery of all documents, instruments and agreements executed in connection therewith.

                                    ARTICLE V
                            ADDITIONAL WARRANTIES AND
                        CERTAIN COVENANTS AND AGREEMENTS

      5.1 SELLERS' COVENANTS. Sellers jointly and severally represent, warrant, covenant and agree that from the Balance Sheet Date through the Closing Date, except for the Permitted Bonus:

            (A) the Company, the Harley Subsidiaries and the Sellers have used and will use their best efforts to preserve the business organization of the Company and the Harley Subsidiaries intact, to keep available to the Business the Employees, and to preserve the present relationships of the Company and the Harley Subsidiaries with their suppliers, customers and others having business relationships with them;

            (B) the Company has maintained and will maintain its existing insurance as to the Business and the Assets (and as applicable, the Leased Assets);

            (C) the Company has maintained and operated and will maintain and operate the Business in a good and businesslike manner in accordance with good and prudent business practices and the Company's historical policies;

            (D) the Company has maintained and operated, and will continue to maintain and operate, the Assets and the Leased Assets, including the Real Property, in a good and businesslike manner in accordance with good and prudent business practices and the Company's historical policies, in as good working order and condition as existed as of September 24, 1996, ordinary wear and tear excepted;

            (E) the Company has not issued or sold, nor directly or indirectly redeemed or acquired, and will not issue or sell, or directly or indirectly redeem or acquire, any shares of its capital stock, or any other of its securities or granted or agreed to grant any options or rights with respect thereto, and has not changed or agreed to change and will not change its capital structure;

            (F) except with respect to the Permitted Bonus, the Company has not declared, set aside nor paid and will not declare, set aside or pay a dividend or other distribution in respect to its capital stock;

            (G) except with respect to the Permitted Bonus, the Company has not made and will not make any payment of any type to the holders of any capital stock of the Company or any of their Affiliates, other than ordinary salary or expenses which have been fully disclosed to Purchaser; or

            (H) the Company has neither waived nor released and will not waive or release any material right of or material claim held by it, and has not discounted and will not discount any of its receivables;

            (I) the Company has not acquired nor disposed of and will not acquire or dispose of, any material assets, individually or in the aggregate, and has not entered into and will not enter into any contract or arrangement therefor, and has not entered into and will not enter into any other transaction other than for value in the Ordinary Course of Business and in accordance with prudent business practices and the Company's historical policies;

            (J) the Company has not revalued and will not revalue any of its assets or liabilities;

            (K) the Company has not, other than in the Ordinary Course of Business, changed and will not change the salary or other compensation payable or to become payable by the Company to any of its officers, directors, employees or agents, and has not declared, made or committed, and will not declare, make or commit to any kind of payment of a bonus or other additional salary or compensation to any such person;

            (L) the Company has not made and will not make a loan to any person or entity, and has not guarantied and will not guaranty any loan;

            (M) the Company has not amended nor terminated, and will not amend or terminate, any material contract, agreement, permit or license to which the Company or either of the Harley Subsidiaries is a party, or by which the Company, either Harley Subsidiary, or any of the Assets or Leased Assets are bound;

            (N) the Company has maintained and will maintain all debt and lease instruments, and has not entered into and will not enter into any new or amended debt or lease instruments, without the prior written approval of Purchaser;

            (O) the Company has not entered into and will not enter into any agreement or instrument which would constitute an encumbrance, mortgage or pledge of the Assets, or which would bind Purchaser, the Company or the Assets after Closing, which have been entered into outside the normal scope of maintaining and operating the Business and the Assets in the Ordinary Course of Business;

            (P) the Company has not removed, nor permitted the removal of, and will not remove nor permit the removal of, any personal property or fixtures from the Real Property, unless such personal property or fixtures are replaced with an item of at least equal value that is properly suited for its intended purpose, other than inventory sold in the Ordinary Course of Business, or other personal property in an amount which is not material, either individually or in the aggregate;

            (Q) subject to the prior approval of Maxon (which approval will not be unreasonably withheld), the Company and the Sellers will afford Purchaser the continuing right to review and inspect the Assets and the Leased Assets, including the Real Property, at reasonable hours, and any and all books, records, contracts, and other documents or data pertaining to the ownership, use, insurance, operation, renovation and maintenance of the Assets and Leased Assets, including the Real Property, and the Business;

            (R) subject to the prior approval of Maxon (which approval will not be unreasonably withheld), the Company and the Sellers will afford Purchaser free and open access to the Employees during regular business hours, to assist Purchaser in the contemplated due diligence review, and to allow Purchaser to gather information to make employment decisions to be effective after Closing;

            (S) the Company has performed and will perform all of the Company's obligations under all contracts and commitments applicable to the Company or the Assets, and has maintained and will maintain the Company's books of account and records in the usual, regular and customary manner;

            (T) except as otherwise expressly set forth in this Agreement, the Company has complied and will comply with all statutes, laws, ordinances and regulations applicable to the Company, the Assets, the Leased Assets and the conduct of the Business and will provide Purchaser with immediate notice of any violation of any Environmental, Health and Safety Laws;

            (U) the Company has paid and will pay in the ordinary course of business all bills and other payments due with respect to the ownership, use, insurance, operation and maintenance of the Business, the Assets, and the Leased Assets, including the Real Property, except for items being contested in good faith and for which proper and adequate security has been given, where required (which contested matters, if adversely resolved do not aggregate in excess of $15,000) within thirty (30) days after such bills or other payments were due, and has taken and will take all action necessary or prudent to prevent liens or other claims for the same from being filed or asserted against any part of the Assets or the Leased Assets, including the Real Property, provided however, that the Company shall not make any expenditures outside the Ordinary Course of Business, nor any capital expenditures, individually or in the aggregate in excess of $3,000, without the prior written approval of Purchaser;

            (V) the Company has not made and will not make any material changes in its management, operations, accounting or business practices or methods (including without limitation, any change in depreciation or amortization policies or rates), nor negotiate or pursue the acquisition or the start-up of any new business or line of business;

            (W) all revenues or cash or other receipts from all sources in all media received by the Company have been deposited and will be deposited in the Company's account;

            (X) the Sellers will cause all of the representations and warranties set forth in Section 3.32 hereof to be and remain true, complete and correct as of the Closing;

            (Y) to the extent any Seller receives notice, such Seller will immediately advise Purchaser in writing of any material adverse change in the financial condition, results of operations, business or prospects of the Company or any of the Harley Subsidiaries, and any event which could reasonably be expected to result in such a change; and

            (Z) there has been no agreement by the Company to do any of the things described above in this Section 5.1 which, if such were to occur between the Balance Sheet Date and the Closing Date, would constitute a breach of a covenant contained in this Section 5.1.

      5.2 THIRD PARTY CONSENTS. Except as set forth in Section 6.1(E), Sellers shall use their best efforts to obtain the respective consents or approvals of each third party whose consent or approval is required for the consummation of the transactions contemplated hereby.

      5.3 COMPETING PROPOSALS. Sellers will not initiate, and will not permit the Company to initiate, directly or indirectly, contact with any person or entity in an effort to solicit any takeover proposal, nor will any of them authorize any officer, director or employee of the Company, or any investment banker, attorney, accountant or any representative, to directly or indirectly initiate any such contact. As used in this Section 5.3, "takeover proposal" shall mean any proposal for an acquisition, merger or other business combination involving the Company or any of the Harley Subsidiaries or for the acquisition of a substantial equity interest therein or a substantial portion of any of their assets, other than the transaction contemplated by this Agreement. Further, the Sellers will not, and will not permit the Company to, directly or indirectly, cooperate or negotiate with, or furnish or cause to be furnished any non-public information concerning the Business, properties or assets to, any person or entity in connection with any takeover proposal. Sellers shall immediately notify Purchaser orally of, and confirm in writing, all relevant details relating to any takeover proposal which Sellers or the Company may receive. Sellers will use their best efforts to consummate the transactions contemplated in this Agreement on the Closing Date, and will, at or prior to Closing, take all necessary action to perform their obligations under this Agreement.

      5.4 COOPERATION; SATISFACTION OF CONDITIONS. Sellers shall (a) give assistance, to the extent within their control (and upon prior notice to Purchaser of any expense, at Purchaser's expense), to Purchaser in preparing any required filings and seeking any required consents or approvals in any manner reasonably requested, and (b) use their best efforts to pursue, to the extent within their control, the satisfaction of all other conditions to the consummation of the transaction's contemplated herein. Upon the fulfillment of all the conditions precedent to the obligations of the Parties contained herein, Sellers will forthwith proceed to Closing.

      5.5 REPAYMENT OF LOANS. As of the Balance Sheet Date, the Company did not owe, and from the Balance Sheet Date through the Closing Date the Company will not incur, any indebtedness liability or obligation to any Seller, except the Permitted Bonus and for salary accrued in the Ordinary Course of Business. Except for the promissory note of Mr. Maxon described in the Financial Statements as a "Note Receivable from a Related Party" and the Permitted Bonus as of the Balance Sheet Date no Seller owed, and from the Balance Sheet Date through the Closing Date no Seller will incur, an indebtedness, liability or obligation to the Company.

                                   ARTICLE VI
                              CONDITIONS TO CLOSING

      6.1 CONDITIONS TO PURCHASER'S OBLIGATIONS. The obligations of Purchaser hereunder to consummate the transactions contemplated hereby are subject to the satisfaction, as of the Closing Date, of the following respective conditions (any of which may be waived in whole or in part in writing by Purchaser at or prior to the Closing):

      (A) REPRESENTATIONS AND WARRANTIES OF SELLERS TO BE TRUE. The representations and warranties of Sellers herein contained shall be true, complete and correct in all material respects at the Closing Date with the same effect as though made at Closing (except insofar as such representations and warranties are given as of a particular date) except to the extent waived hereunder or affected by the transactions contemplated or permitted herein.

      (B) PERFORMANCE BY SELLERS. Sellers shall have performed in all material respects all obligations and complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by them at or prior to the Closing Date.

      (C) NO LEGAL PROCEEDINGS. No injunction shall have been obtained, or no suit, action or other proceeding shall be pending before any court or governmental agency, in which it is sought to restrain or prohibit the consummation of the transactions contemplated hereby, or in which it is sought to obtain damages in connection therewith, or involving a claim that the consummation of the transactions contemplated hereby would result in a violation of any law, decree or regulation of any government or agency thereof having jurisdiction. There shall not have been enacted, voted or promulgated by any legislative or administrative body having jurisdiction any legislation, ruling or decree which in the reasonable judgment of Purchaser would be materially prejudicial to Purchaser with respect to the transactions contemplated by this Agreement.

      (D) STATUTORY REQUIREMENTS. All other statutory requirements for the valid consummation by Purchaser of the transactions contemplated by this Agreement shall have been fulfilled; all authorizations, consents and approvals of all federal, state and local governmental agencies and authorities, required to be obtained in order to permit consummation by Purchaser of the transactions contemplated by this Agreement and to permit the businesses presently carried on by Purchaser, the Company and the Harley Subsidiaries to continue unimpaired immediately following the Closing shall have been obtained and shall be in full force and effect.

      (E) REQUIRED CONSENTS. Sellers shall have obtained the written consent or approval of each person listed on Schedule 3.3, in form and content reasonably acceptable to Purchasers, provided that Sellers shall not be required to deliver the consent of any party to a distributorship agreement which is terminable in accordance with its terms, by such party for no reason, upon notice given ninety
(90) or fewer days in advance.

      (F) RESIGNATIONS OF DIRECTORS AND OFFICERS. There shall have been delivered to Purchaser the immediately effective written resignations of such directors and officers of the Company and all of the Harley Subsidiaries as Purchaser may request.

      (G) ENVIRONMENTAL CONDITIONS. The following shall have each occurred at or prior to the Closing:

      (i) NORFOLK, VIRGINIA FACILITY REMEDIATION. (a) All underground storage tanks at the Company's Norfolk, Virginia facility shall have been removed and the soil and groundwater shall have been fully remediated; (b) all containers of hazardous materials which are stored on site, including but not limited to containers of cyanide and hydrogen chloride, shall be inventoried, sampled and properly disposed of at appropriate disposal sites, and there shall be no unremediated impact on soil and groundwater at the site, (c) all areas evidencing standing oil or stained soil shall have been evaluated by an appropriate environmental consultant and any remediated; (d) the appropriate governmental agencies shall have approved each of the foregoing that shall require such approval; and (e) one or more qualified environmental consulting firms engaged by the Company and approved by Purchaser shall have evaluated each of the foregoing and determined that they have been fully accomplished in accordance with good environmental consulting and remediation industry practices by qualified environmental professionals;

      (ii) JACKSONVILLE, FLORIDA LOCATION. (a) The above-ground storage tank at the Company's Jacksonville, Florida locations shall have been removed and the soil and groundwater shall have been remediated; (b) all containers of hazardous materials which are stored on site shall be inventoried, sampled and properly disposed of at appropriate disposal sites, and there shall be no unremediated impact on soil and groundwater at the site, (c) the appropriate governmental agencies shall have approved each of the foregoing that shall require such approval; and (d) one or more qualified environmental consulting firms engaged by the Company and approved by Purchaser shall have evaluated each of the foregoing and determined that they have been fully accomplished in accordance with good environmental consulting and remediation industry practices by qualified environmental professionals;

      (iii) ABSENCE OF ADDITIONAL VIOLATIONS OF ENVIRONMENTAL, HEALTH AND SAFETY LAWS. Purchaser shall have completed such environmental site inspections or surveys at the Tacoma, and Bellingham Washington facilities of the Company. There shall be no material violations or any Environmental, Health and Safety Laws or other potential environmental problems with respect to such facilities or other material violations of such Laws with respect to the Company, other than those set forth or contemplated in this SUBSECTION 6.1(G) which shall have been fully remediated at the Closing; and

      (iv) With respect to all inventories, surveys, inspections, remediation or any other activity contemplated in this Subsection, Purchaser and its consultants shall be fully advised, in advance, of such activity and shall have the right to fully observe, consult and otherwise fully participate in such activity in order for Purchaser and its consultants to verify the Company's compliance with the provisions of this Subsection and such consultants shall be fully satisfied as to the results of such inventories, surveys, inspections and remediation.

      (H) DELIVERY OF AUDITED FINANCIAL STATEMENTS. The audited financial statements of the Company at the Measurement Date shall have been delivered in accordance with SECTION 9.2.

      (I) NO MATERIAL ADVERSE CHANGE. Except for matters of a general economic or political nature, no event or series of events shall have occurred between the Balance Sheet Date and the Closing Date, the effect of which is or may reasonably be expected to be materially adverse to the business, prospects or financial condition of the Company and the Harley Subsidiaries, taken as a whole, other than the information already disclosed to Purchaser by Sellers pursuant to this Agreement. As of the date of this Agreement, Sellers hereby represent and warrant that none of them is aware of any such event or series of events which would represent such a change from the information already disclosed. Any material change in any disclosure set forth in any of the Schedules to this Agreement shall for purposes of this condition be deemed to be a material adverse change.

      (J) APPROVAL OF DOCUMENTS. The form and substance of the Closing Financial Statements and all certificates, instruments, opinions and other documents delivered to Purchaser under this Agreement shall be satisfactory in all reasonable respects to Purchaser and its counsel.

Purchaser may waive any or all of the foregoing conditions in whole or in part only in writing but without prior notice; provided, however, that no such waiver of a condition shall constitute a waiver by Purchaser of any other conditions or of its other rights or remedies, at law or in equity, if Sellers shall be in default of any of their representations, warranties, covenants or agreements under this Agreement.

      6.2 CONDITIONS TO SELLERS' OBLIGATIONS. The obligations of Sellers' hereunder to consummate the transactions contemplated hereby are subject to the satisfaction, as of the Closing Date, of the following respective conditions (any of which may be waived in whole or in part in writing by Sellers at or prior to the Closing):

      (A) REPRESENTATIONS AND WARRANTIES OF PURCHASER TO BE TRUE. The representations and warranties of Purchaser herein contained shall be true, complete and correct in all material respects at the Closing Date with the same effect as though made at Closing (except insofar as such representations and warranties are given as of a particular date) except to the extent waived hereunder or affected by the transactions contemplated or permitted herein.

      (B) PERFORMANCE BY PURCHASER. Purchaser shall have performed in all material respects all obligations and complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by Purchaser at or prior to the Closing Date.

      (C) NO LEGAL PROCEEDINGS. No injunction shall have been obtained, or no suit, action or other proceeding shall be pending before any court or governmental agency, in which it is sought to restrain or prohibit the consummation of the transactions contemplated hereby, or in which it is sought to obtain damages in connection therewith, or involving, a claim that the consummation of the transactions contemplated hereby would result in a violation of any law, decree or regulation of any government or agency thereof having jurisdiction. There shall not have been enacted, voted or promulgated by any legislative or administrative body having jurisdiction any legislation, ruling or decree which in the reasonable judgment of Sellers would be materially prejudicial to Sellers with respect to the transactions contemplated by this Agreement.

      (D) STATUTORY REQUIREMENTS. All other statutory requirements for the valid consummation by Sellers of the transactions contemplated by this Agreement shall have been fulfilled; all authorizations, consents and approvals of all federal, state and local governmental agencies and authorities required to be obtained in order to permit consummation by Sellers of the transactions contemplated by this Agreement shall have been obtained and shall be in full force and effect.

      (E) NO MATERIAL ADVERSE CHANGE. Except for matters of a general economic or political nature, no event or series of events shall have occurred between August 31, 1996 and the Closing Date, the effect of which is or may reasonably be expected to be materially adverse to the business, prospects or financial condition of Purchaser, other than the information already disclosed to Sellers by Purchaser pursuant to this Agreement. As of the date of this Agreement, Purchaser hereby represents and warrants that it is not aware of any such event or series of events which would represent such a change from the information already disclosed.

      (F) APPROVAL OF DOCUMENTS. The form and substance of all certificates, instruments, opinions and other documents delivered to Sellers under this Agreement shall be satisfactory in all reasonable respects to Sellers and their counsel.

Sellers may waive any or all of the foregoing conditions in whole or in part only in writing but without prior notice; provided, however, that no such waiver of a condition shall constitute a waiver by Sellers of any other conditions or of their other rights or remedies, at law or in equity, if Purchaser shall be in default of any of its representations, warranties, covenants or agreements under this Agreement.

                                   ARTICLE VII
                                   THE CLOSING

      7.1 TIME AND PLACE. Delivery of the Purchase Price by Purchaser to Sellers on the Closing Date, and the transfer of the Subject Shares by Sellers to Purchaser, and the other transactions contemplated hereby (the "Closing") shall take place at the offices of Texas Commerce Bank-Richmond/Sage, 5177 Richmond Avenue, Houston, Texas 77056, at or about 10:00 a.m. on the Closing Date.

      7.2 SELLERS' DELIVERIES. At or before the Closing, Sellers shall deliver or cause to be delivered to Purchaser:

            (a) All of the stock certificates evidencing the Subject Shares, together with irrevocable stock powers in form and content acceptable to Purchaser, duly authorized and executed by the record holder of each such stock certificate;

            (b) An Investor Representation Letter in substantially the form attached hereto as EXHIBIT C executed by each of the Sellers with respect to each Seller's acquisition of the Subordinated Notes as part of the Purchase Price at Closing;

            (c) Agreements Not to Compete in substantially the form attached hereto as EXHIBIT A, duly executed by Mr. Maxon, Mr. Grounds, Martin G. Hubbard and Michael E. Rakestraw;

            (d) An opinion of counsel issued by Rosenstein, Fist & Ringold, counsel for Sellers, in the form attached hereto as EXHIBIT D and incorporated herein by reference;

            (e) Certificate in form and substance satisfactory to Purchaser, dated the Closing Date and executed by all of the Sellers, stating that after due inquiry, each of them has determined that (1) all of the Sellers' representations and warranties set forth in ARTICLE III of this Agreement are true, complete and correct as of the Closing Date, (2) Sellers have performed all of the covenants and agreements to be performed by Sellers pursuant to ARTICLE V of this Agreement, and (3) all conditions to Closing set forth in SECTION 6.1 of this Agreement have been satisfied;

            (f)  Resignations of all officers and directors of the Company;

            (g) Certified resolutions or other certificate of both of the general partners of Hub Associates, in form and content reasonably acceptable to Purchaser, authorizing the transactions contemplated herein;

            (h) Such consents, waivers, estoppel letters or similar documentation as Purchaser shall request, in Purchaser's sole discretion, in connection with the transfer of the Subject Shares (except that the Company and Sellers shall only be required to use their respective best efforts to obtain all landlord's waivers); and

            (i) All other items required to be delivered hereunder or as may be reasonably requested which are necessary or would reasonably facilitate consummation of the transactions contemplated hereby.

In addition, Sellers will put Purchaser into full possession and enjoyment of the Company, the Harley Subsidiaries, the Business, the Assets, and the Leased Assets, including without limitation the Real Property and all documents, books, records, agreements, and financial data of any sort relating to the Business, immediately upon the occurrence of the Closing.

      7.3 PURCHASER'S OBLIGATIONS. At the Closing, Purchaser will deliver or cause to be delivered to Sellers, the following:

            (a) Certified checks or wire transfers of funds to Mr. Maxon, Mr. Grouds and Hub Associates in payment of the cash consideration for the Subject Shares payable pursuant to SECTION 2.2(A) of this Agreement;

            (b) Certified checks or wire transfers of funds to Mr. Maxon, Mr. Grounds and Hub Associates, in payment of the independent consideration payable pursuant to Section 2.2(b) of this Agreement;

            (c) The Subordinated Notes, duly endorsed and assigned without recourse to Sellers;

            (d) Agreements Not to Compete in substantially the form attached hereto as EXHIBIT A, duly executed by Purchaser, for execution by Mr. Maxon, Mr. Grounds, Martin S. Hubbard and Michael E. Rakestraw;

            (e) An opinion of counsel issued by (i) Boyer, Ewing & Harris Incorporated, counsel for Sellers, in the form attached hereto as EXHIBIT E and incorporated herein by reference and (ii) general counsel of Allwaste as to the valid issuance of the Subordinated Notes;

            (f) Certificate in form and substance satisfactory to Sellers, dated the Closing Date and executed by Purchaser, stating that after due inquiry, Purchaser has determined that (1) all of purchaser's representations and warranties set forth in ARTICLE IV of this Agreement are true, complete and correct as of the Closing Date, (2) Purchaser has performed all of the covenants and agreements to be performed by Purchaser pursuant to SECTION
      5.5 of this Agreement, and (3) all conditions to Closing set forth in
      SECTION 6.2 of this Agreement have been satisfied;

            (g) Certified resolutions of the Board of Directors of Purchaser, in form and content reasonably acceptable to Sellers, authorizing the transactions contemplated herein; and

            (h) All other items required to be delivered hereunder or as may be requested or which are necessary or would reasonably facilitate consummation of the transactions contemplated hereby.

      7.5 FURTHER ASSURANCES. At and after the Closing, each of the Parties shall take all appropriate action and execute all documents of any kind which may be reasonably necessary or desirable to carry out the transactions contemplated hereby. Each Seller, at any time at or after the Closing, will execute, acknowledge and deliver any further stock powers, bills of sale, assignments and other assurances, documents and instruments of transfer, reasonably requested by Purchaser, and will take any other action consistent with the terms of this Agreement that may reasonably be requested by Purchaser, for the purpose of assigning and confirming to Purchaser, all of the Subject Shares, or if necessary, any of the Assets.

                                  ARTICLE VIII
                       TERMINATION OF OBLIGATIONS, WAIVERS
                      OF CONDITIONS AND PAYMENT OF EXPENSES

      8.1 TERMINATION OF AGREEMENT. Anything herein to the contrary notwithstanding, this Agreement and the transactions contemplated herein may be terminated at any time prior to Closing, as follows, and in no other manner:

      (A)   MUTUAL CONSENT. By mutual written consent of Purchaser and Sellers;

      (B) EXPIRATION DATE. By either Purchaser or Sellers if Closing shall not have occurred on or before February 28, 1997 (as same may be extended by mutual agreement of Purchaser and Sellers), provided, however, that the Party seeking to terminate shall be in compliance with all of its covenants and obligations hereunder.

      (C) PURCHASER'S OPTION. By the Board of Directors of Purchaser at any time after the Closing Date (as same may be extended by mutual agreement of Purchaser and Sellers) if, by that date, the conditions set forth in SECTION 6.1 hereof have not been met, provided, however, that the failure to meet such conditions was not caused by the failure of Purchaser to perform any of its covenants or obligations hereunder.

      (D) SELLERS' OPTION. By any Seller at any time after the Closing Date (as same may be extended by mutual agreement of Purchaser and Sellers) if, by that date, the conditions set forth in

SECTION 6.2 hereof have not been met, provided, however, that the failure to meet such conditions was not caused by the failure of any Seller to perform any of his or its covenants or obligations hereunder.

      8.2 PAYMENT OF EXPENSES; WAIVER OF CONDITIONS. In the event that this Agreement shall be terminated pursuant to SECTION 8.1, all obligations of the Parties under this Agreement shall terminate and there shall be no liability of any Party to another (except by reason of default hereunder which has not been waived). Absent such default, each Party will pay all costs and expenses incident to his or its negotiation and preparation of this Agreement and all documents, instruments and agreements relating to the transactions contemplated herein, and such Party's performance of and compliance with all agreements and conditions contained herein or therein on his or its part to be performed or complied with, including the fees, expenses and disbursements of its counsel, its auditors and its investment bankers. If any of the conditions specified in
Section 6.1 have not been satisfied, Purchaser may nevertheless elect to waive such conditions and proceed with the transactions contemplated hereby and, if any of the conditions specified in Section 6.2 have not been satisfied, Sellers may nevertheless elect to waive such conditions and proceed with the transactions contemplated hereby. Any such waiver and election shall be evidenced by a written instrument executed by the President of Purchaser and all of the Sellers, setting forth with particularity the condition which has been waived.

                                   ARTICLE IX
                         INDEMNIFICATION, ADJUSTMENT TO
                        PURCHASE PRICE AND OTHER REMEDIES

      9.1   INDEMNIFICATION.

            A. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All of the representations, warranties, covenants and agreements of the Sellers and Purchaser shall survive the Closing hereunder (notwithstanding any investigation by or on behalf of Seller or Purchaser) and continue in full force and effect thereafter subject only to the applicable statute of limitations; PROVIDED, HOWEVER, that the Class B Representations shall survive the Closing hereunder and continue in full force and effect for a period of three (3) years thereafter, the Environmental Representations shall survive the Closing hereunder and continue in full force and effect for a period of five (5) years thereafter, and provided further that (i) the Purchaser shall not be indemnified for breach of any representation, warranty, covenant or agreement to the extent that Purchaser had actual knowledge of such breach at or prior to the Closing,
(ii) the Purchaser shall for purposes of this Article IX be deemed to have actual knowledge of all information of which Allwaste had actual knowledge by reason of any due diligence investigation conducted by Allwaste in contemplation of this Agreement and (iii) the foregoing shall not be deemed to extend an indemnity claim with respect to a factual situation with respect to which the applicable statute of limitations has run without any damage to, or claim against, the Purchaser, beyond such applicable statute of limitations.

            B.    INDEMNIFICATION PROVISIONS FOR BENEFIT OF PURCHASER.

            (i) In the event any of the Sellers breaches any of their representations, warranties and covenants contained herein, and, if there is an applicable survival period pursuant to SECTION 9.1(A) above, provided that Purchaser makes a written claim for indemnification against any of the Sellers within such survival period, then each of the Sellers agrees (subject to SECTION 10.9) to indemnify Purchaser from and against the entirety of any Adverse Consequences Purchaser may suffer through and after the date of the claim for indemnification (including any Adverse Consequences Purchaser may suffer after the end of any applicable period) resulting from, arising out of, relating to, in the nature of, or caused by the breach; SUBJECT, HOWEVER, to the following limitations:

      (a) the Sellers shall not have any obligation to indemnify Purchaser from and against any Adverse Consequences resulting from, arising out of, relating to, in the nature of, or caused by the breach of any Class A Representations until Purchaser has suffered Adverse Consequences by reason of all such breaches in excess of a Twenty-Five Thousand Dollar ($25,000) aggregate deductible (after which point the Sellers will be obligated only to indemnify Purchaser from and against further such Adverse Consequences);

      (b) the Sellers shall not have any obligation to indemnify Purchaser from and against any Adverse Consequences resulting from, arising out of, relating to, in the nature of, or caused by the breach of any Class B Representations until Purchaser has suffered Adverse Consequences by reason of all such breaches in excess of a Three Hundred Eighty Thousand Dollar ($380,000) aggregate deductible (after which point the Sellers will be obligated only to indemnify Purchaser from and against further such Adverse Consequences) and there will be an aggregate ceiling on the obligation of the Sellers to indemnify Purchaser from and against Adverse Consequences resulting from, arising out of, relating to, in the nature of, or caused by breaches of the Class B Representations, which ceiling shall equal one-half (1/2) of the sum of the amount of the Purchase Price;

      (c) (1) the Sellers shall not have any obligation to indemnify Purchaser from and against any Adverse Consequences resulting from, arising out of, relating to, in the nature of, or caused by the breach of any Environmental Representations until Purchaser has suffered Adverse Consequences by reason of all such breaches in excess of a Five Hundred Thousand Dollar ($500,000) aggregate deductible, (2) after Purchaser has suffered Adverse Consequences in the amount of such deductible, the Sellers will be obligated to indemnify Purchaser from and against further such Adverse Consequences up to an aggregate amount of Five Hundred Thousand Dollars ($500,000), and (3) thereafter, the Sellers will be obligated to indemnify Purchaser from and against one-half (1/2) of all further such Adverse Consequences, up to an aggregate ceiling on the obligation of the Sellers to indemnify Purchaser from and against Adverse Consequences resulting from, arising out of, relating to, in the nature of, or caused by breaches of the Environmental Representations, which ceiling shall equal one-half (1/2) of the sum of the amount of the Purchase Price; and

      (d) Notwithstanding any other limitation in this SUBSECTION 9.1(B)(I), the Sellers shall be fully obligated to indemnify Purchaser for any (1) federal income tax liability, together with any penalties and interest thereon, to the extent of (a) any assessments occurring at or prior to Closing, (b) to the extent occurring after Closing, such liability results from any disallowance of any deductions or amortization with respect to goodwill of the Company or any Harley Subsidiaries for any tax year of the Company or such Harley Subsidiaries ended on or prior to December 31, 1996, but only to the extent that such liability and related interest and penalties have not been accrued in the audited financial statements of the Company at October 31, 1996, and (c) any corporate tax liability of the Company for any tax year resulting from the failure of the IRS to allow any deductions for the Permitted Bonus, and (2) any liability with respect to Environmental, Health & Safety Laws with respect to the specific matters set forth in SUBSECTIONS 6.1(G)(I) and (II) irrespective of any waiver of such conditions at Closing.

            (ii) In the event any of the Sellers commits any fraud in connection with the transactions contemplated herein, or conceals or permits the concealment of any matters from Purchaser or its representative during the due diligence process, and Purchaser makes a written claim for indemnification under this Subsection 9.1(B)(ii), then each of the Sellers agrees to indemnify Purchaser from and against the entirety of any Adverse Consequences Purchaser may suffer through and after the date of the claim for indemnification resulting from, arising out of, relating to, in the nature of, or caused by such fraud or concealment; PROVIDED, HOWEVER, that the Sellers shall not have any obligation to indemnify Purchaser from and against any Adverse Consequences resulting from, arising out of, relating to, in the nature of, or caused by such fraud or concealment until Purchaser has suffered Adverse Consequences by reason of all such fraud or concealment in excess of a Twenty-Five Thousand Dollar ($25,000) aggregate deductible (after which point the Sellers will be obligated only to indemnify Purchaser from and against further such Adverse Consequences).

            C. INDEMNIFICATION PROVISIONS FOR BENEFIT OF THE SELLERS. In the event Purchaser breaches any of its representations, warranties and covenants contained herein, provided that any of the Sellers makes a written claim for indemnification against Purchaser prior to the expiration of the applicable statute of limitations, then Purchaser agrees to indemnify each of the Sellers from and against the entirety of any Adverse Consequences the Seller may suffer through after the date of the claim for indemnification resulting from, arising out of, relating to, in the nature of, or caused by the breach.

            D.    MATTERS INVOLVING THIRD PARTIES.

            (i) If any third party shall notify any Party (the "Indemnified Party") with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against any other Party (the "Indemnifying Party") under this SECTION 9.1, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; PROVIDED, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying

Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

      (ii) Any Indemnifying Party will have the right to assume the defense of the Third Party Claim with counsel of his or its choice reasonably satisfactory to the Indemnified Party at any time within fifteen (15) days after the Indemnified Party has given notice of the Third Party Claim; PROVIDED, HOWEVER, that the Indemnifying Party must conduct the defense of the Third Party Claim actively and diligently thereafter in order to preserve its rights in this regard; and PROVIDED FURTHER that the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim.

            (iii) So long as the Indemnifying Party has assumed and is conducting the defense of the Third Party Claim in accordance with SECTION 9.1(D)(II) above, (a) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably) unless the judgment or proposed settlement involves only the payment of money damages by one or more of the Indemnifying Parties and does not impose an injunction or other equitable relief upon the Indemnified Party, and
(b) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably).

            (iv) In the event none of the Indemnifying Parties assumes and conducts the defense of the Third Party Claim in accordance with SECTION 9.1(D)(II) above, or the Third Party Claim involves an injunction or other equitable relief, however, (a) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner he or it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith) and (b) the Indemnifying Parties will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this SECTION 9.1.

            E. DETERMINATION OF ADVERSE CONSEQUENCES. The Parties shall make appropriate adjustments for tax consequences and insurance coverage and take into account the time value of money (using the per annum rate of Eight Percent (8.0%) as the discount rate) in determining the Adverse Consequences for purposes of this SECTION 9.1.

            F. OTHER INDEMNIFICATION PROVISIONS. The foregoing indemnification provisions are in addition to, and not in derogation of, any statutory, equitable, or common law remedy any Party may have for breach of representation, warranty or covenant; PROVIDED, HOWEVER, that Purchaser acknowledges and agrees that the foregoing indemnification provisions in this SECTION 9.1 shall be the exclusive remedy of Purchaser for any breach of the representations and warranties in Section 3 above. Each of the Sellers hereby agrees that he or it will not make any claim for indemnification against the Company or either of the Harley Subsidiaries by reason of the fact that he or it was a director, officer, employee or agent of any such entity or was serving at the request of any such entity as a partner, trustee, director, officer, employee, or agent of another entity (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such claim is pursuant to any statute, charter document, bylaw, agreement, or otherwise) with respect to any action, suit, proceeding, complaint, claim, or demand brought by Purchaser against such Seller (whether such action, suit, proceeding, complaint, claim, or demand is pursuant to this Agreement, applicable law, or otherwise).

      9.2 ADJUSTMENT TO PURCHASE PRICE AT CLOSING. Sellers have engaged Deloitte & Touche at the Company's expense to prepare audited financial statements of the Company, dated as of the Measurement Date. Such audited financial statements shall be prepared in accordance with Generally accepted accounting principles, consistently applied, and in a manner consistent with the Company's historical accounting policies with respect to audited financial statements (including the materiality threshold previously used by the Company's independent public accountants in calculating the Company's net worth). The determination of such accounting firm with respect to any accounting issue shall be final and binding on the Parties. The Purchase Price shall be reduced by an aggregate amount (the "Deficiency Amount") equal to (A) the sum of (i) the amount, if any, by which four million two hundred fifty thousand dollars ($4,250,000) exceeds the Company's Stockholders' Equity as of the Measurement Date, as set forth in such audited financial statements, after giving effect to the Permitted Bonus (such excess being reduced by any prior adjustment of the Purchase Price under Section 2.4), plus (ii) the amount of any Adverse Consequences resulting from, arising out of, relating to, in the nature of, or caused by any breach of the Financial Representations, minus (B) eighty thousand dollars ($80,000).

      9.3 SPECIFIC PERFORMANCE. Each of the Parties hereby agrees that the transactions contemplated by this Agreement are unique. Each Party hereby acknowledges and agrees that it would be impossible to measure the damages which would result if any Party should default in his or its obligations under this Agreement; accordingly the Parties hereby agree that each Party shall have, in addition to any other legal or equitable remedy available to him or it, the right to enforce this Agreement by decree of specific performance or other equitable remedy, and each Party hereby irrevocably waives any defense, claim or assertion that a remedy in damages will be adequate.

      9.4 OFFSET; ATTORNEYS' FEES. Subject to the limitations on liability set forth in SECTION 9.1 hereof, to the extent permitted by applicable law, all amounts due and owing to any Seller under this Agreement, the Subordinated Notes or any document, instrument, or agreement executed in connection herewith or therewith shall be subject to offset by Purchaser or Allwaste to the extent of any damages incurred as a result of any Seller's breach of this Agreement or any document, instrument, or agreement executed by any Seller in connection herewith. Each Seller hereby acknowledges and agrees that but for the right of offset contained in this SECTION 9.4, Purchaser would not have entered into this Agreement or any of the transactions contemplated herein. If any legal action or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing Party or Parties shall be entitled to recover reasonable attorneys' fees and other costs incurred in that action or proceeding in addition to any other remedies to which it or they may be entitled at law or equity. The rights and remedies granted herein are cumulative and not exclusive of any other right or remedy granted herein or provided by law.

      9.5 RIGHTS AND LIABILITIES OF PARTIES. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the Parties and their respective successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any Party to this Agreement, nor shall any provision give any third person any right of subrogation or action over against any Party to this Agreement.

                                    ARTICLE X
                                  MISCELLANEOUS

      10.1 CONFIDENTIALITY. Unless and until Closing has occurred, or such information is or becomes public through no fault of the disclosing Party, each Party hereby agrees that he or it will not disclose any information of a confidential or proprietary nature concerning the other Parties or their respective businesses or operations to any third parties, except for the following, each of whom shall be informed of the confidential nature of such information and the necessity to retain it in confidence: (A) Purchaser's and Sellers' officers, directors, partners, or employees, as applicable, (B) a limited number of outside legal, accounting and other professional consultants or key agents, and (a) such other parties to whom such Party is required to disclose such information under applicable law, pursuant to the advice of legal counsel for such Party, in which event the disclosing Party shall (i) give prior written notice to the other Parties of the disclosing Party's legal obligation to disclose such information, including the person(s) to whom such information is legally required to be disclosed, and (ii) disclose only the portion of such information which the disclosing Party reasonably believes, on the advice of legal counsel, is legally required to be disclosed. Each Party agrees that prior to Closing, he or it and all of his or its Affiliates will use information obtained in connection with the transactions contemplated in this Agreement solely for the purpose of evaluating such transactions, and in no event shall any Party use any of such confidential or proprietary information for his or its own benefit or to the detriment of the other Parties. In the event that Closing does not occur each Party shall, promptly upon request, return all of such confidential or proprietary information to the appropriate Party, including any and all copies thereof.

      10.2 ANNOUNCEMENTS. No public or private announcement or disclosure shall be made of the transactions contemplated herein, whether by press release or filing of a report or disclosure with any securities exchange or governmental authority, except as expressly contemplated herein, unless and until the Party proposing such announcement or disclosure shall have supplied the proposed text of such announcement or disclosure to the other Parties for review and comment at least twenty-four (24) hours prior to release; provided however, that if in the good faith opinion of legal counsel to the announcing or disclosing Party, such announcement or disclosure is required under applicable federal or state law to be made sooner, a copy of such announcement or disclosure shall be made available to all other Parties as soon as possible, but in any event prior to release.

      10.3 BROKERAGE COMMISSIONS AND OTHER FEES. Sellers hereby represent and warrant that neither the Sellers nor the Company has incurred any liability for, nor knows of any person or entity entitled to, any commission or finder's fee in connection with this Agreement or the transactions contemplated herein. Purchaser hereby represents and warrants that Purchaser has not incurred any liability for, and does not know of any person or entity entitled to, any commission or finder's fee in connection with this Agreement or the transactions contemplated herein. Each Party shall be responsible for all costs, fees and expenses (including attorney and accountant fees and expenses) paid or incurred by such Party, and Sellers shall be responsible for all costs, fees and expenses paid or incurred by the Sellers or the Company, in connection with the preparation, negotiation, execution, delivery and performance of this Agreement, or otherwise in connection with the transactions contemplated hereby, except that the Company shall pay all the reasonable accounting and auditing costs of its outside accountants necessary to consummate the transactions contemplated herein, including the costs of the preparation of any financial statements required to be delivered under the terms of this Agreement and reasonable expenses for travel, meals, lodging and other reasonable incidental expenses related to the preparation, negotiation, execution, delivery and performance of this Agreement.

      10.4 MODIFICATION OF AGREEMENT. This Agreement may be amended or modified only in writing signed by all of the Parties.

      10.5 NOTICES. All notices, consents, demands or other communications required or permitted to be given pursuant to this Agreement shall be deemed sufficiently given when delivered personally or telefaxed during regular business hours during a business day to the appropriate location described in the preamble to this Agreement, or three (3) business days after posting thereof by United States first-class, registered or certified mail, return receipt requested, with postage and fees prepaid and addressed at his or its address set forth in the preamble to this Agreement, with a copy to legal counsel for such Party, at the address set forth on the letterhead on which such counsel's legal opinion was delivered. Any Party may designate a different address for subsequent notices or communications by furnishing notice to the other Parties in the manner described above.

      10.6 ATTORNEY'S FEES. If any legal action or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing Party shall be entitled to recover reasonable attorneys' fees and other costs incurred in that action or proceeding in addition to any other remedies to which it may be entitled at law or equity.

      10.7 FEES AND OTHER EXPENSES. Except as expressly set forth herein to the contrary, all costs, fees and expenses (including attorney and accountant fees and expenses) shall be paid by the Party incurring same in connection with the preparation, negotiation, execution, delivery and performance of this Agreement, or otherwise in connection with the transactions contemplated hereby.

      10.8 ADDITIONAL REMEDIES. All rights and remedies of each Party hereunder are cumulative of every other right or remedy that such Party may otherwise have at law or in equity or under this Agreement or any other document, instrument or agreement. The exercise of one or more rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of other rights or remedies.

      10.9 SEVERAL LIABILITY OF SELLERS. All of Sellers' liabilities and obligations hereunder shall be several and not joint.

      10.10 NON-WAIVER. Failure on the part of a Party in any one or more instances to enforce any of such Party's rights which arise in connection with this Agreement, or to insist upon the strict performance of any of the terms, conditions or covenants of this Agreement, shall not be construed as a waiver or relinquishment for the future of any such rights, terms, conditions or covenants. No waiver of any condition of this Agreement shall be valid unless it is in writing, and executed by the Party against whom such waiver is sought to be enforced. Any valid waiver shall be effective only for the purposes expressly set forth therein.

      10.11 GOVERNING LAW; JURISDICTION; VENUE. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Texas, without regard to conflicts of law principles, and the laws of the United States applicable in Texas. Venue for any litigation between or among the Parties with respect to the subject matter of this Agreement shall be Harris County, Texas. Each Party hereby irrevocably submits to personal jurisdiction in Texas. Each Party hereby waives all objections to personal jurisdiction in Texas and venue in Harris County for purposes of such litigation.

      10.12 CONSTRUCTION. The Parties and their respective legal counsel have participated extensively in the preparation, negotiation and drafting of this Agreement. Accordingly, no presumption will apply in favor of either Sellers or Purchaser in the interpretation of this Agreement or in the resolution of the ambiguity of any provision hereof. All words used herein shall be construed to be as the circumstances require. As used herein the term "this Agreement" shall mean this Agreement as a whole and as the same may, from time to time hereafter, be amended, supplemented or modified. The words "herein," "hereof," "hereto," "hereunder," "hereinafter," "hereinabove," and "hereinbelow," and other words of similar import, refer to this Agreement as a whole and not to any particular article, section, paragraph, clause or other subdivision hereof, unless otherwise specifically noted. As used herein, the words "include" or "including" shall mean "including without limitation."

      10.13 HEADINGS. The headings and subheadings of the Articles and Sections contained herein or on any Schedule or Exhibit attached hereto are for convenience of reference only and shall not affect the meaning or interpretation of this Agreement or any provisions hereof. Any reference herein to an Article or Section shall be deemed to be a reference to the corresponding Article or Section of this Agreement unless otherwise stated herein.

      10.14 SEVERABILITY. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective, valid and enforceable under applicable law, but if any provision of this Agreement shall be prohibited by, or invalid or unenforceable under, applicable law, then (i) the Parties agree that they will amend such provisions by the minimal amount necessary to bring such provisions within the ambit of enforceability, and (ii) any court of competent jurisdiction may, at the request of either Party, revise, reform or reconstruct such provisions in a manner sufficient to cause them to be enforceable. In no event shall any prohibition against, or the invalidity or unenforceability of, any provision hereof affect the validity or enforceability of any other provision hereof.

      10.15 SCHEDULES AND EXHIBITS. All schedules and exhibits attached to this Agreement are hereby incorporated into and made a part of this Agreement.

      10.16 FURTHER ASSURANCES. Each of the Parties shall perform such actions and deliver or cause to be delivered any and all such documents, instruments and agreements as the other Party may reasonably request for the purpose of fully and effectively carrying out this Agreement and the transactions contemplated hereby.

      10.17 SUCCESSORS AND ASSIGNS. This Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors and assigns.

      10.18 ENTIRE AGREEMENT. This Agreement and all of the documents and agreements executed in connection herewith set forth the entire agreement between the Parties with respect to the subject matter hereof, and supersede all prior or contemporaneous oral agreements or understandings, and all prior or contemporaneous written agreements, with respect thereto.

      10.19 MULTIPLE COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall have the force and effect of an original, and all of which together shall constitute but one and the same agreement.

            EXECUTED AND DELIVERED EFFECTIVE as of the date first written above.

                                          PURCHASER:

                                          THE SAFE SEAL COMPANY, INC.
                                          a Texas corporation

                                          By: ________________________________
                                                WILLIAM E. HAYNES, President
                                                      and CEO

                                          SELLERS:


                                          ____________________________________
                                          GENE MAXON, Individually


                                          ____________________________________
                                          KENNETH GROUNDS, Individually


                                          HUB ASSOCIATES
                                          a California General Partnership


                                          By: ________________________________
                                                MARTIN G. HUBBARD,
                                                General Partner


                                          By: ________________________________
                                                MICHAEL E. RAKESTRAW,
                                                General Partner

                                          THE COMPANY:

                                          HARLEY INDUSTRIES, INC.
                                          a California corporation


                                          By: ________________________________
                                          Name: ______________________________
                                          Title: _____________________________


      The undersigned, the spouses of each of Mr. Maxon and Mr. Grounds, are fully aware of, understand, and fully consent and agree to the provisions of this Stock Purchase Agreement, and its binding effect upon any community or other property interests that they may own, and their awareness, understanding, consent and agreement are evidenced by their execution hereof. The undersigned spouses of each of Mr. Maxon and Mr. Grounds additionally join in the execution hereof in order to sell, assign and transfer unto Purchaser all of their respective rights, titles and interests, legal or beneficial if any, in the Subject Shares.


                                          ____________________________________
                                          Name: ______________________________
                                          Spouse of Gene Maxon


                                          ____________________________________
                                          Name: ______________________________
                                          Spouse of Kenneth Grounds

Schedule 1.12    -      Closing Financial Statements (Unaudited October 31)
Schedule 1.14    -      Employees
Schedule 1.22    -      Financial Statements (Unaudited August 31)
Schedule 3.3     -      (A) Sellers' Consents and Approvals
Schedule 3.3     -      (B) Sellers' Breaches and Defaults
Schedule 3.5     -      Options, etc.
Schedule 3.7     -      Exceptions to Title to Assets
Schedule 3.8     -      Leased Assets (Personal Property)
Schedule 3.9     -      Condition of Assets and Leased Assets
Schedule 3.10    -      Contracts
Schedule 3.11    -      Other Contracts
Schedule 3.15    -      Licenses
Schedule 3.17    -      (A) Real Property Owned
                        (B) Real Property Leased
Schedule 3.18    -      Subsidiaries
Schedule 3.19    -      Insurance
Schedule 3.20    -      Banking
Schedule 3.22    -      Personnel
Schedule 3.23    -      Employee Benefits
Schedule 3.24    -      Employment Agreements
Schedule 3.26    -      Additional Liabilities
Schedule 3.27    -      Litigation
Schedule 3.28    -      Tax Matters
Schedule 3.30    -      Environmental, Health and Safety
Schedule 3.32    -      Certain Changes or Events
Schedule 3.33    -      Customers

Exhibit A        -      Form of Agreement Not to Compete
Exhibit B        -      Form of Allwaste Subordinated Note
Exhibit C        -      Form of Sellers' Investor Representation Letters
Exhibit D        -      Seller's Opinion of Counsel
Exhibit E        -      Purchaser's Opinion of Counsel